Exhibit 32
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his capacity as an officer of HomeTrust Bancshares, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 2017, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

May 10, 2017	By:	/s/ Dana L. Stonestreet
Dana L. Stonestreet
Chairman, President, and CEO

May 10, 2017	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, CFO, and Treasurer